Exhibit 99.1

Odyssey Health, Inc. Gains Shareholder Approval for Asset Sale with Oragenics, Inc.

LAS VEGAS, NV / ACCESSWIRE / December 12, 2023 / Odyssey Health, Inc. (OTCOB:ODYY), a company focused on developing unique, life-enhancing medical products including a drug treatment intended to treat concussion, announces that it has received stockholder approval for the sale of its neurological drug platform technology.

A Special Meeting of Odyssey stockholders was held on December 7, 2023, at the law offices of Brinen &Associates. At the Special Meeting, the stockholders: (1) approved the asset purchase agreement of its neurological drug therapies and technologies to Oragenics, Inc. with 45,032,700 voting for the proposal and 382,191 voting against or abstaining.

Upon receiving stockholder approval for the asset sale, one of the conditions to closing the transaction, Odyssey received its second $500,000 payment from Oragenics on December 11, 2023.

The Asset Purchase Agreement provides for consideration to Odyssey of one million dollars ($1,000,000), five hundred thousand ($500,000) was paid on signing and five hundred thousand ($500,000) was paid on the successful proxy vote of the Odyssey stockholders. In addition to the cash payment, and upon closing of the transaction, Odyssey will receive eight (8) million shares of Oragenics Convertible Preferred Class F stock. The preferred stock converts into Oragenics' common stock on a one-to-one basis.

As other conditions are met, the transaction is expected to close before the end of the year.

About Odyssey Health Inc. (formerly Odyssey Group International, Inc.)

Odyssey Health Inc. (OTCQB: ODYY) is a medical company with a focus in the area of life-saving medical solutions. Odyssey's corporate mission is to create, acquire and develop distinct assets, intellectual property, and exceptional technologies that provide meaningful medical solutions. The company is focused on areas that have an identified technological advantage, provide superior clinical utility, and have a substantial market opportunity. For more information, visit the company's website at www.odysseyhealthinc.com

We encourage our shareholders to visit our corporate social media accounts for updates:

https://twitter.com/OdysseyHealth1

https://www.facebook.com/odysseyhealthinc

https://www.linkedin.com/company/odysseyhealthinc

https://www.youtube.com/channel/UCsS--v0od_fYIBu2tvqmj9Q

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About Our Drug Candidate

Our drug candidate is a fully synthetic non-naturally occurring neurosteroid being developed for the treatment of moderate traumatic brain injury. In preclinical studies, the drug has demonstrated equivalent, if not superior, neuroprotective effects compared to related neurosteroids. Animal models of concussion demonstrated that the drug reduces the behavioral pathology associated with brain injury symptoms such as memory impairment, anxiety, and motor/sensory performance. Additionally, the drug is lipophilic and in pre-clinical studies has shown it can easily cross the blood-brain barrier to rapidly eliminate swelling, oxidative stress and inflammation in the brain while restoring proper blood flow. Our novel breath-propelled, intranasal brain-drug delivery device is designed with a novel drug dispensing system that creates an effective airflow for depositing concentrated drug deep into the nasal cavity and onto the olfactory region, this could allow for quick and direct diffusion into the brain.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to continue to raise needed funds, successfully complete additional clinical studies, our ability to successfully develop products, rapid changes in our markets, changes in demand for our future products, and legislative, regulatory, competitive developments and general economic conditions.

Inquiries:

Odyssey Health

info@odysseyhealthinc.com

SOURCE: Odyssey Health, Inc.

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